Exhibit (a)(1)

Empire State Building Associates L.L.C.

c/o Malkin Holdings LLC

One Grand Central Place

60 East 42nd Street

New York, New York 10165

TELEPHONE: (212) 687-8700

TELECOPIER: (212) 986-7679

July 11, 2013

To Unitholders in Empire State Building Associates L.L.C. (“Associates”):

We are enclosing Form 14D-9, as required under securities laws, to advise you of the recommendation by Malkin Holdings LLC, as supervisor, that you reject the tender offer being made by affiliates of MacKenzie Capital Management, LP as described in this enclosure.

The offerors are not affiliated with the supervisor or MacKenzie Partners Inc., which has assisted the supervisor in connection with the solicitation of consents for the proposed consolidation.

This Form 14D-9 is not part of the prospectus/ solicitation regarding the proposed consolidation. As we have advised you, the consolidation has been approved by the required supermajority, and the solicitation has been terminated.

We appreciate your patience and support.

Sincerely,

Malkin Holdings LLC

s/ Peter L. Malkin	s/ Anthony E. Malkin
Peter L. Malkin	Anthony E. Malkin
Chairman, Malkin Holdings LLC	President, Malkin Holdings LLC